Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Clipper Realty Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2025, relating to the consolidated financial statements and financial statement schedule, which report appears in Clipper Realty Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PKF O’Connor Davies, LLP

New York, New York

December 4, 2025